Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
SHC ADVANCE SERVICES INC.

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does hereby certify as follows:

ARTICLE I - NAME

The name of the corporation is SHC Advance Services Inc. (the “Corporation”).

ARTICLE II - REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is VCorp Services, LLC, 1811 Silverside Road, Wilmington, Delaware 19810, Newcastle County.  The name of the Corporation’s registered agent at such address is VCorp Services, LLC.

ARTICLE III - PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV - CAPITALIZATION

1.           Authorized Shares.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, consisting of Thirty Million (30,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

2.           Preferred Stock.

(a)          Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)           The number of shares constituting that series and the distinctive designation of that series;

(ii)          The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)         Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)         Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)          Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)         Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)        The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)       Any other relative rights, preferences and limitations of that series.

(b)         No Class Vote On Changes in Authorized Number of Shares of Preferred Stock.  Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of  Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(c)         No Preemptive Rights.  Except as expressly set forth in any Certificate of Designations relating to any series of Preferred Stock or any agreement between the Corporation and its stockholders, the holders of Preferred Stock shall have no preemptive right to subscribe for any shares of any class of capital stock of the Corporation whether now or hereafter authorized.

3.           Common Stock.  The rights, privileges, preferences, qualifications, limitations and restrictions of the Common Stock are set forth in this Section 3.

(a)         Voting Rights.  Except as otherwise required by applicable law, all holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, and subject to the rights of the holders of the Preferred Stock to vote along with the holders of Common Stock, the holders of Common Stock shall vote together as a single class.

(b)         Dividends.  Subject to the preferential dividend rights of any class or series of Preferred Stock outstanding from time to time, holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(c)         No Preemptive Rights.  The holders of Common Stock shall have no preemptive right to subscribe for any shares of any class of capital stock of the Corporation whether now or hereafter authorized.

ARTICLE V- INCORPORATOR

The name and the mailing address of the incorporator of the Corporation is:

Name	Mailing Address

David Selengut	Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017

ARTICLE VI - CREDITORS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VII - SECTION 203

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE VIII - MANAGEMENT OF BUSINESS OF THE CORPORATION;
NOTICES OF RECORD DATE

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is provided:

1.           The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.  No election of directors need be by written ballot.
2.           Any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of such director.
3.           After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

ARTICLE IX - LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to, or modification or repeal of, this Article IX shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE X - INDEMNIFICATION

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee.  Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

ARTICLE XI - AMENDMENT TO CERTIFICATE OF INCORPORATION

From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article XI.